AGREEMENT AND PLAN OF EXCHANGE

     This Agreement and Plan of Exchange ("Agreement") is executed on the 28th day of June, 2000, to be effective as of the Effective Date, by and between Internet Venture Group, Inc. ("iVG") of 9307 West Sam Houston Parkway, Houston, TX, 77099, and Swan Magnetics, Inc., (hereinafter "Swan"), of 2982 Scott Blvd., Santa Clara, CA, 95054, pursuant to the provisions of section 1200 et. seq. of the California Corporations Code (the "Code").


                                    RECITALS

         WHEREAS, iVG is an internet holding and development company organized to acquire, develop and capitalize e-commerce suitable companies into an iVG e-commerce network of businesses; and

         WHEREAS, Swan has developed certain products and technology for an ultra high capacity ("UHC") flexible disk drive and possesses cash and other assets of value and interest to iVG; and

         WHEREAS, Swan has recently entered into a settlement agreement with Mitsumi Electric Co., Ltd. to dismiss a lawsuit filed in the United States District Court in San Jose, California whereby Swan received certain cash payments and important rights to the UHC disk drive products and technology; and

         WHEREAS, Swan is in discussions with certain parties to transfer the UHC technology and products as part of a spin off of Swan for future royalty revenue streams, and

         WHEREAS, iVG and Swan desire to complete a tax free reorganization pursuant to Section 368 of the Internal Revenue Code, in which iVG shall acquire control of Swan in a share exchange pursuant to Section 1200 ET. SEQ. of the Code;

         NOW THEREFORE, the parties hereby enter into this Agreement for the acquisition of Swan by iVG through an exchange of stock as of the effective date described below.

1.0      DEFINITIONS

          1.1 ACQUISITION AGREEMENT. Acquisition Agreement shall refer to a definitive agreement executed by the parties that embodies the terms and conditions set forth in this Agreement which through its terms effects the transfer of shares contemplated in the stock exchange transaction.

          1.2 IVG. iVG shall refer to Internet Venture Group, Inc., a Florida corporation with its principal place of business at 9307 West Sam Houston Parkway, Houston, TX, 77099.

          1.3 SWAN. Swan shall refer to Swan Magnetics, Inc., a California corporation dba Swan Magnetics, Swan Instruments, Scotts Valley Instruments and SVI with its principal place of business at 2982 Scott Blvd., Santa Clara, CA, 95054.

          1.4 CAPITAL STOCK. Capital Stock shall refer to the total issued and outstanding capital stock of either iVG or Swan and shall be calculated on a fully diluted basis that shall include all issued and outstanding options or warrants to purchase the capital stock of the parties.

          1.5 CONVERTIBLE DEBT. Convertible debt shall refer to any debt instrument or loan obligation of either party which has a right to convert any portion of the debt principal or interest into the Capital Sock or into warrants or options to purchase the Capital Stock of either of the parties.

          1.6 CASH. Cash shall refer to any cash or cash equivalent in monies of the United States of America.

          1.7 TRADING PRICE. Trading price shall refer to the price at which publicly traded stock of iVG is listed on the NASDAQ OTC BB exchange, or any other automated quotation system or national exchange on which such stock is listed as of the Pricing Date, and shall be determined as the average closing bid price (if the stock is listed on the NASDAQ OTC BB) or the closing sales price (in any other instance) of the stock for the twenty (20) consecutive trading days prior to the Pricing Date.

          1.8 PRICING DATE. Pricing Date shall refer to the date at which the price of iVG stock shall be set in determining the twenty day average trading price of the stock of iVG.

          1.9 EFFECTIVE DATE. The date that Articles of Exchange are filed by the parties with the Secretary of State of the State of Florida and the California Corporations Commissioner.

2.0      PLAN OF EXCHANGE

         The parties agree that their respective Boards of Directors have approved a Plan of Exchange including the following material terms, and have authorized such Plan of Exchange to be submitted to their respective shareholders (if necessary to comply with the law of their respective states of incorporation):

          2.1 PARTIES. The parties to the exchange shall be iVG, Swan and the shareholders of Swan (to the extent required by the terms of the Code).

          2.2 SHAREHOLDER APPROVAL. Swan shall obtain the approval of the Swan shareholders pursuant to the provisions of section 1201 of the Code. The notice of the transaction to be supplied to its shareholders by Swan shall comply in all respects with the provisions of the Code. iVG shall obtain the approval of the iVG shareholders, as required, pursuant to the provisions of the Florida Business Corporations Act.

          2.3 SHARE EXCHANGE. The share exchange shall take place in two steps, as follows:

               a. First, the holders of all classes of Swan preferred stock shall convert their respective shares to shares of Swan's Common Stock in accordance with the Certificates of
                    Designation and other terms and conditions that are applicable to their classes of preferred stock.

               b. Second, iVG shall issue to each Swan shareholder who agrees to become a party to the exchange such shareholder's pro rata portion of the Exchange Shares (as defined below).

          2.4 NO AMENDMENT OF ARTICLES. No amendment to the Articles of Incorporation of Swan or iVG shall be required as a result of the share exchange.

          2.5 RESPONSIBILITY TO DISSENTING SHAREHOLDERS. Swan shall be responsible for tendering the fair market value of any shares of Swan Capital Stock owned by any Swan shareholders who dissent to the share exchange transaction pursuant to the provisions of
               Section 1300 of the Code.

3.0      DETERMINATION OF EXCHANGE SHARES

     The number of shares of iVG Common Stock to be delivered to the Swan shareholders in exchange for their shares of Swan Common Stock (the "Exchange Shares") shall be determined by reference to the amount of cash owned by Swan as of the Pricing Date

          3.1 SWAN CASH OF $6 MILLION. If, on the Pricing Date, Swan has Six Million Dollars ($6,000,000.00) in cash and cash equivalents on its balance sheet, the total number Exchange Shares shall be seventeen million, five hundred thousand (17,500,000) shares.

          3.2 SWAN CASH OF $2 MILLION. If, on the Pricing Date, Swan has two Million Dollars ($2,000,000.00) in cash and cash equivalents on its balance sheet, the total number of Exchange Shares shall be twelve million, five hundred thousand (12,500,000) shares.

          3.3 PROPORTIONATE ADJUSTMENT FOR CASH AMOUNTS. The total number of Exchange Shares shall be adjusted proportionately for the amount of cash and cash equivalents on Swan's balance sheet between $2 Million and $6 Million. The total number of iVG shares exchanged for Swan shares shall not be less than twelve million five hundred thousand (12,500,000) nor more than seventeen million five hundred thousand (17,500,000) unless adjusted pursuant to section 3.4 below.

          3.4 PROPORTIONATE ADJUSTMENT FOR IVG CAPITAL STOCK. The total number of IVG shares to be exchanged is based on iVG's capital structure as set forth in Exhibit A: iVG Capital Structure, and shall be adjusted proportionately for any increased dilution in iVG capital stock from the date of this Agreement until execution of the Acquisition Agreement.

          3.5 CLASS OF IVG STOCK TO BE EXCHANGED. Payment of iVG shares as set forth in this section shall consist of shares of common stock of iVG that bears a restriction legend under rule 144 of the Securities Act of 1933 preventing the sale of the underlying securities for a period of twelve (12) months from the date of issue.

4.       CONFIDENTIALITY.

     iVG and Swan agree that, throughout the term of this Agreement and for two years thereafter, they shall strictly maintain the confidentiality of (i) all information that is disclosed to them relating to the non-disclosing party's business, financial condition, personnel, products, customers, strategic and business plans; (ii) the terms of this Agreement; and (iii) either party's proprietary, trade secret information, including, without limitation, information relating to either party's technology, patents, intellectual property, and product designs.

5.       CONDITIONS TO CLOSING.

     The parties agree that the following conditions must be satisfied prior to the closing of the share exchange transaction:

          5.1 The parties shall have executed an Acquisition and Exchange Agreement satisfactory in form and content to Swan and iVG.

          5.2  The  parties  shall have had the  opportunity  to perform all due
               diligence   activities  that  their   respective   officers  deem
               necessary and appropriate.

          5.3 All governmental and third party consents necessary to authorize the execution and delivery of the Acquisition and Exchange Agreement shall have been obtained.

          5.4 Both parties shall be in good standing in the states of their respective incorporations, and both shall be qualified to do business in the jurisdictions in which their respective business operations and assets require them to be so qualified.

          5.5  There shall be no default under the terms of this Agreement.

          5.6 There shall have been no material detrimental change in the financial condition or assets of either party as reflected in the balance sheets of each company attached hereto and marked as Exhibit B: iVG Balance Sheet March 2000 and Exhibit C: Swan Magnetics, Inc. Pro Forma Consolidated Balance Sheet June 2000.


6.       BINDING NATURE OF AGREEMENT

     This Agreement shall remain binding on the parties hereto throughout its term. During the terms of this Agreement, Swan shall not communicate or negotiate with any person for the sale of Swan or any of its material assets.

7.       TERM, GOVERNING LAW, INTERPRETATION, ARBITRATION, SEVERABILITY, MISC.

     The term of this Agreement shall be for six (6) months from the date written above unless otherwise extended by the mutual written agreement of the parties. The interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of Texas. The headings are provided for convenience only and are not to be used in construing the meaning of any section of this Agreement. Section 1.0 in its entirety is provided solely for informational purposes only and does not create any legal duties or obligations on the parties unless otherwise stated in a separate section of this Agreement. If a court of competent jurisdiction shall find any section of this Agreement unenforceable, all other sections shall remain in effect. The parties agree to submit to binding arbitration in the event a dispute shall arise from this Agreement. If the parties shall subsequently agree to litigation, the prevailing party shall be awarded reasonable attorney's fees and costs.

8.             FINAL DOCUMENTATION

     The terms set forth herein shall be subject to the execution of final documentation, including full and final execution of the Acquisition Agreement.

EXECUTED, on the date first above written by and between:

IVG BY:                                              SWAN MAGNETICS, INC. BY:

/s/Elorian Landers                                   /s/Eden Kim
------------------------------                       ---------------------------
ELORIAN LANDERS, PRESIDENT                           EDEN KIM, PRESIDENT

EXHIBIT A:  IVG CAPITAL STRUCTURE

1.   Total number of shares of common stock authorized to be issued: 300,000,000

2.   Total number of shares of common stock issued and outstanding: 33,872,347

3. Total number of shares of common stock reserved for issuance upon exercise of existing stock options (including 10,000,000 reserved for incentive stock option plan): 19,652,125

EXHIBIT B:  IVG CONSOLIDATED BALANCE SHEET MARCH 2000

                          INTERNET VENTURE GROUP, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                   (unaudited)

                                       Three Months Ending     Year Ending
                                          March 31,  2000     December 31,1999


Current Assets:

     Checking/Savings                            $   (214.18)    $     6,006.00
     Accounts Receivable - Net                      3,732.86          14,145.00
     Inventory                                     73,905.78          79,588.00
                                                  ----------         -----------
     TOTAL Current Assets                          69,958.74          99,739.00

Fixed Assets

     Fixed Assets - Net                            55,546.80          59,546.00
                                                  ----------         -----------
     TOTAL Fixed Assets                            55,546.80          59,546.00

Other Assets

     Other Assets - Net                           295,973.00         301,972.00
                                                  ----------         -----------
     TOTAL Other Assets                           295,973.00         301,972.00

          TOTAL Assets                           $421,477.74         461,257.00
                                                  ==========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Accounts Payable                            $215,292.16         206,057.00
     Other Payables                                60,415.13          35,370.00
     Notes Payable                                346,753.70         329,656.00
                                                  ----------         -----------
     TOTAL Current Liabilities                    622,460.99         571,083.00

Long-Term Liabilities

     Notes Payable                                         -                  -

     TOTAL Long-Term Liabilities                           -                  -
                                                  ----------         -----------

          TOTAL Liabilities                       622,460.99                  -

Equity

     Common Stock                                   3,030.00           3,030.00
     Additional Paid In Capital                 1,961,059.00       1,961,059.00
     RETAINED EARNINGS - PRIOR                 (2,073,915.00)     (2,073,915.00)
     Retained Earnings-Current Year               (81,157.25)                 -
                                                  -----------        -----------
     TOTAL Equity                                (190,983.25)       (109,826.00)
                                                  -----------        -----------
          TOTAL Liabilities and Equity           $421,477.74         $461,257.00
                                                  ===========        ===========


EXHIBIT C:  SWAN MAGNETICS, INC. PRO FORMA CONSOLIDATED BALANCE SHEET JUNE 2000

The following consolidated balance sheet presents the assets, liabilities and shareholders' equity of Swan Magnetics, Inc. ("Swan") on an unaudited basis. The information presented as of 12/31/99 and as of 6/30/00 represents Swan's financial condition as of such dates. The information presented as of 7/30/00 representes the pro forma financial condition of Swan following the completion of certain transactions that are anticipated to be completed prior to such date and the occurrence of certain events described in the footnotes hereof.

                                                                                                      Pro Forma

                                                              12/31/99        06/30/00                 07/30/00
                                                              --------        --------                 --------
ASSETS
Current Assets:

  Cash and cash equivalents                                       1,800        25,001,800 (1)           6,105,800 (2)
  Short-term investments                                              -                 -                       -
  Trade accounts receivable, net                                      -                 -                       -
  Intercompany receivables - SVI                                      -                 -                       -
  Inventories, net                                                    -                 -                       -
  Prepaid expenses and other current assets                           -                 -                       -
  Employee advances                                                   -                 -                       -
     Total current assets                                         1,800        25,001,800               6,105,800
Investments                                                           -                 -                       -
Property and equipment, net                                           -                 -                       -
Deposits                                                              -                 -                       -
Goodwill                                                              -                 -                       -
Other long-term assets                                                -                 -                       -
     TOTAL ASSETS                                                 1,800        25,001,800               6,105,800

LIABILITIES
Current Liabilities:
  Accounts payable                                            1,995,148         2,394,178                       - (3)
  Accrued expenses                                            1,527,580         1,833,096                       - (3)
  Judgements                                                     90,773           108,928                       - (3)
  Current portion of capital lease                                    -                 -                       - (3)
  Notes Payable                                               7,128,485         8,554,182               4,054,182 (4)
  Accrued interest expenses                                   1,550,812         1,860,974                       -
  Legal Fund Payable                                                  -         5,400,000 (5)                   - (5)
    Total current liabilities                                12,292,798        20,151,358 (6)           4,054,182 (7)
Long-term capital lease obligations                             400,000           480,000                       - (8)
Bridge Loan                                                     705,000           846,000                       - (9)
Other long-term obligations                                   6,000,000 (10)    6,000,000 (10)                  - (11)
     TOTAL LIABILITIES                                       19,397,798        27,477,358               4,054,182 (12)

SHAREHOLDERS' EQUITY
  Preferred stock                                            17,851,386        17,851,386              17,851,386
  Common stock                                                2,279,919         2,279,919               2,279,919
  Additional paid-in capital                                    177,137           177,137                 177,137
  Shareholder notes receivable                                        -                 -                       -
  Retained earnings                                         (37,692,919)      (37,692,919)            (37,692,919)
  Current year earnings                                      (2,011,521)       14,908,919              19,436,095 (13)
     TOTAL SHAREHOLDERS' EQUITY                             (19,395,998)       (2,475,558)              2,051,618 (14)


     TOTAL LIABILITIES AND EQUITY                                 1,800        25,001,800               6,105,800 (14)

FOOTNOTES TO SWAN MAGNETICS, INC. PRO FORMA CONSOLIDATED BALANCE SHEET JUNE 2000

(1) Represents cash settlement paid to Swan pursuant to a settlement and mutual release agreement entered into between Swan and Mitsumi Electric Co., Ltd. ("Mitsumi").

(2) Represents the anticipated cash balance following payment of current due and owing liabilities, attorneys fees and long term debt obligations.

(3) Represents the anticipated balance remaining after settlement and payment of accounts payable, accrued expenses, judgements and capital lease obligations.

(4) Represents the anticipated balance remaining after settlement and payment of notes payable to major third party debt holders of Swan, the maturity of which is anticipated to not be sooner than 36 months but which are listed herein as current obligations with claim holders.

(5) Represents the anticipated balance remaining after settlement and payment of debt obligation owed to the Swan Legal Defense Fund which financed the litigation between Swan and Mitsumi that has been settled as describe in footnote 1 above.

(6) Represents the total current liablities of Swan that includes obligations owed to the Swan Legal Defense Fund to repay attorney's fees, costs and return on investment to investors in the Swan Legal Defense Fund.

(7) Represents the anticipated balance remaining after settlement and payment of the debt obligation set forth in footnotes 3, 4, 5 and 7 above based on discussions with claim holders.

(8) Represents the anticipated balance remaining after settlement and payment of Long term capital lease obligation of Swan.

(9) Represents the anticipated balance remaining after settlement and payment of certain secured Bridge Loans made to the Company.


(10) Represents legal fees and costs associated with the litigation between Swan and Mitsumi as described above.

(11) Represents the anticipated balance remaining after settlement and payment of legal fees and costs associated with the litigation between Swan and Mitsumi.

(12) Represents the anticipated balance remaining after settlement and payment of the amonts set forth in footnotes 3, 4, 5, 7, 8, 9 and 11 above.

(13) Represents the anticipated addition of other income as a result of the anticipated settlement and payment of debt obligations as set forth in the footnotes set forth above.

(14) Represents the anticipated change in shareholders' equity and liabilities as a result of the anticipated settlement and payment of debt obligations as set forth in the footnotes set forth above.